Exhibit 10.2

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (the “Third Amendment”), dated July 1, 2018, for references purposes only, is made and entered into by and between Nassau Land Company, L.P., a California limited partnership (the “Landlord”), and AppFolio, Inc., a Delaware corporation (the “Tenant”), and together with the Landlord, the “Parties”), with reference to the following facts:

RECITALS:
A.    Landlord is the owner of the real property and improvements consisting of approximately 35,939 square feet of leasable space located in the Castilian Technical Center situated at 90 Castilian Drive, Goleta, California (the “Project”).
B.    Landlord and Tenant entered into a Multi-Tenant Industrial Lease dated February 17, 2015 (the “Original Lease”), whereby Landlord leased to Tenant, and Tenant leased from Landlord, a total of approximately 18,635 square feet of leasable space located within the Project and commonly known as 90 Castilian Drive, Suites 200 and 210, Goleta, California.
C.    Landlord and Tenant entered into a written First Amendment to Lease (the “First Amendment”) dated August 17, 2015 expanding the Premises to include Suite 120 consisting of approximately 7,855 square feet of leasable space thereby increasing the total leased Premises to 26,490 square feet of leasable space.
D.    Landlord and Tenant entered into a written Second Amendment to Lease (the “Second Amendment”) dated February 22, 2016 expanding the Premises to include Suite 110 consisting of approximately 9,449 square feet of leasable space thereby increasing the total leased Premises to 35,939 square feet of leasable space.
E.    The Original Lease, the First Amendment and the Second Amendment shall collectively be referred to herein as the “Lease.”
F.    The existing Term of the Lease will expire November 30, 2020.
G.    Landlord and Tenant wish to extend the Term of the Lease until April 30, 2023 and clarify that Tenant’s first of two (2) successive options to renew, as set forth in Exhibit G of the Lease, if exercised, shall increase the length of the Term as extended hereby.
H.    This Third Amendment is contingent upon the execution and delivery of the Multi-Tenant Lease, dated July 1, 2018 for reference purposes only, between the Parties for the premises located at 70 Castilian Drive and shall be effective only upon such execution and delivery.
I.    The Parties have agreed to execute this Third Amendment in order to memorialize their understandings regarding certain amendments to the Lease.
J.    All capitalized terms that appear in this Third Amendment and are not defined herein shall have the meaning ascribed thereto in the Lease.

AGREEMENTS:

NOW THEREFORE, the Parties hereto, intended to be legally bound, do hereby agree and further amend the Lease as follows:

1.    AMENDMENTS TO LEASE. Notwithstanding any other provisions of the Lease to the contrary, effective as of the date set forth above, the Lease is hereby amended as follows:

1.1    Term. Notwithstanding any other provision of the Lease to the contrary, (i) the initial Term of the Lease shall be extended twenty-nine (29) months to April 30, 2023; (ii) the first option to renew, as set forth in Exhibit G of the Lease, if exercised by Tenant, shall extend the Term of the Lease from May 1, 2023 to April 30, 2026; and (iii) the second option to renew, as set forth in Exhibit G of the Lease, if exercised by Tenant, shall further extend the Term of the Lease from May 1, 2026 to April 30, 2029.
1.2    Real Estate Commissions. Each Party to this Third Amendment hereby represents and warrants to the other that it has not utilized the services of any real estate broker or other person who could claim any fee or commission from the other (other than the person(s) identified on Exhibit F of the Lease) in connection with Tenant entering into this Third Amendment. Notwithstanding any provision of the Lease to the contrary, (i) Landlord shall be solely liable for any brokerage commission(s) or any other charge or expense in connection with the negotiation and/or execution of this Third Amendment; and (ii) by its acceptance of this Third Amendment, (1) Landlord agrees to defend, indemnify and hold harmless Tenant, its agents, lenders, and any and all affiliates of Tenant, from and against any and all claims, liabilities, costs or expenses (including reasonable attorneys’ fees and court costs and fees) arising either before or after the date of this Third Amendment (“Claims”) for any compensation, fees, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Landlord (a) in connection with the negotiation and/or execution of this Third Amendment and/or (b) based upon any statement, representation or agreement of Landlord in respect thereof, and (2) Tenant agrees to defend, indemnify and hold harmless Landlord, its agents, lenders, and any and all affiliates of Landlord, from and against any and all Claims for any compensation, fees, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Tenant (a) in connection with the negotiation and/or execution of this Third Amendment and/or (b) based upon any statement, representation or agreement of Tenant in respect thereof. The foregoing agreement shall survive the termination of this Amendment.

1.3    For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). Additionally, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that Section 1938 of California Civil Code, as amended, provides as follows:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The Parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction‑related accessibility standards within the premises.”
In the event that Tenant elects to have a CASp inspection of the Premises performed, Tenant shall provide Landlord with at least fifteen (15) days prior written notice of the date of such inspection. Additionally, Tenant acknowledges and agrees that Tenant shall be solely responsible for all costs and fees incurred in obtaining such CASp inspection of the Premises.
In the event that a CASp inspection (whether performed at the election of Tenant or otherwise) discloses that the Premises do not meet all applicable construction-related accessibility standards and related laws and codes, or any violations of said standards, laws or codes exist, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing any and all required repairs, alterations, modifications, and improvements: (i) to the Premises (including but not limited to all structural elements) and (ii) to the remainder of the Building and the Common Areas to the extent arising from or triggered by Tenant’s specific use of the Premises or from any improvements or alterations (including Tenant’s Work) made by or on behalf of, or for the benefit of, Tenant.
In the event that Tenant is required to undertake repair work to the Premises, the Building and/or the Common Areas pursuant to the prior paragraph, Tenant agrees that promptly following completion of the required repairs, alterations, modifications or improvements, Tenant shall cause, at Tenant’s sole cost and expense, a CASp to certify the Premises (and Building and Common Areas, as applicable) as meeting all applicable construction-related accessibility standards and related laws and codes, and pursuant to California Civil Code Section 55.53.
In the event a CASp inspection of the Premises is performed, the results of such inspection, including any reports, surveys or other documentation prepared in connection with the inspection, shall remain confidential and Tenant shall not disclose the results of such inspection to any other party, except to the extent the same must be disclosed by order of any governmental authority, or pursuant to any Law. This Section 1.3 shall survive the termination or expiration of this Lease.

2.    MISCELLANEOUS.
2.1    In the event of any conflict between the terms of this Third Amendment and the terms of the Lease, the terms of this Third Amendment shall control.
2.2    This Third Amendment is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.
2.3    Landlord and Tenant represent and warrant that all signatories hereto signing in a representative capacity have been duly authorized by and on behalf of their respective principals to execute this Third Amendment.
2.4    All remaining terms and provisions of the Lease shall remain unchanged and in full force and effect.

SIGNATURES ON SEPARATE PAGE

AGREED THIS ____27th________ day of July 2018.

“LANDLORD”:	“TENANT”:
NASSAU LAND COMPANY, L.P., a California limited partnership	APPFOLIO, INC., a Delaware corporation
By: Michael Towbes Construction & Development, Inc., a California corporation Its: General Partner

By: /s/ Craig Zimmerman	By: /s/ Jason Randall
Craig Zimmerman, President	Jason Randall, President and CEO

By: /s/ Ida Kane
Ida Kane, CFO